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Exhibit 10.15

         [Anacomp Letterhead]

July 31, 2000

Mr. Edward P. Smoot
315 East Bay Front
Newport Beach, CA 92662

Dear Phil:

It is my pleasure to formally extend to you an offer of employment as the Chief Executive Officer of Anacomp, Inc. I believe your background and experience make you ideally suited for this very critical role with the Company.

I have outlined below the major elements of Anacomp's offer to you:

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  Title: Chief Executive Officer.

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  Reporting Structure: You will report to the Board of Directors of the Company.

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  Start Date: Thursday, July 27, 2000

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  Location: You will be located at our facility in Poway, CA.

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  Pre-Employment Requirements: This offer is contingent on successfully passing a drug screen test.

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  Compensation: Your base salary will be $400,000 paid bi-weekly.

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  Bonus: You will be entitled to a $100,000 bonus if you work through July 31, 2001. If we mutually agree that your services are no longer required prior to July 31, 2001, you will receive a prorated amount of bonus based on the number of months worked.

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  Benefits: You will be entitled to the full range of benefits given to other associates in similar positions under the Anacomp Executive Employee Benefit Plan. You will be eligible to participate in the Health and Dental program on the first day of employment. Other benefit programs have varying eligibility requirements and dates that are explained in the benefits package. You will be paid for your planned vacation of September 25, 2000 through October 12, 2000 and it will not deduct from your regular vacation accrual.

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  Stock Option: You will be eligible to participate in Anacomp's Stock Option Program at the appropriate future date and at a level commensurate with your position. Such options will be subject to the approval of the Compensation Committee of Anacomp's Board of Directors at a regularly scheduled meeting with the exercise price being the closing price of Anacomp Common Stock on the day of the meeting.

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  Temporary Living Assistance: Anacomp will provide you with financial assistance, for the purpose of temporary living accommodations to work in the Poway, CA area for 90 days. The intent is to reimburse you for any out of pocket costs related to this temporary living arrangement. At the end of 90 days, we will review the situation to see if this temporary living assistance should be extended.

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  Conditions of Employment: As a condition of employment, you are required to sign the enclosed Anacomp Employee Innovations & Proprietary Rights Assignment Agreement.

    Your employment with the company will be "at will" and therefore may be terminated by you or by the company at any time and for any reason, with or without cause, and with or without notice.

Please contact Bill Ater at (858) 848-5653 to answer any questions you may have regarding Anacomp's benefits program and/or this letter.

Phil, in closing I am very excited about the considerable energy and enthusiasm that you will bring to Anacomp. Please confirm your acceptance of the offer by signing below.

Sincerely,

/s/  RICHARD D. JACKSON

Richard D. Jackson,
Co-Chairman of the Board of Directors

I accept the terms and conditions of employment as described above:

Accepted:	/s/ EDWARD P. SMOOT Edward P. Smoot	October 2, 2000 Date

Enclosures: Employee Innovations & Proprietary Rights Assignment Agreement

cc: Bill Ater

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  Exhibit 10.15